Exhibit 99.1

Zoës Kitchen Announces Fourth Quarter and Fiscal Year 2014 Results

PLANO, TX - (BUSINESS WIRE) - March 11, 2015 - Zoe's Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE: ZOES) today reported financial results for the twelve and fifty-two weeks ended December 29, 2014.

Highlights for the twelve weeks ended December 29, 2014 as compared to the twelve weeks ended December 30, 2013:

•	Total revenue increased 39.5% to $40.0 million.

•	Comparable restaurant sales increased 7.8%.

•	Opened six Company-owned restaurants and acquired three franchise restaurants.

•	Restaurant contribution increased 43.3% to $7.4 million.

•	Adjusted EBITDA* increased 119.7% to $2.8 million.

•
Net loss was $1.6 million, or $0.08 per basic and diluted share, for the twelve weeks ended December 29, 2014, compared to net loss of $3.1 million, or $0.25 per basic and diluted share, for the twelve weeks ended December 30, 2013.

•
Adjusted net loss* was $0.7 million, or $0.03 per basic and diluted share, for the twelve weeks ended December 29, 2014, compared to adjusted net loss of $1.3 million or $0.06 per basic and diluted share, for the twelve weeks ended December 30, 2013.

Highlights for the fifty-two weeks ended December 29, 2014 as compared to the fifty-two weeks ended December 30, 2013:

•	Total revenue increased 47.6% to $171.7 million.

•	Comparable restaurant sales increased 6.7%.

•	Opened 30 Company-owned restaurants and acquired five franchise restaurants.

•	Restaurant contribution increased 48.1% to $34.2 million.

•	Adjusted EBITDA* increased 46.8% to $16.0 million.

•
Net loss was $10.0 million, or $0.58 per basic and diluted share, for the fifty-two weeks ended December 29, 2014, compared to net loss of $3.7 million, or $0.30 per basic and diluted share, for the fifty-two weeks ended December 30, 2013.

•
Adjusted net income* was $0.4 million, or $0.02 per diluted share, for the fifty-two weeks ended December 29, 2014, compared to adjusted net loss of $0.4 million or $0.02 per diluted share, for the fifty-two weeks ended December 30, 2013.

(*) Adjusted EBITDA and adjusted net income (loss) are non-GAAP measures. For reconciliations of adjusted EBITDA and adjusted net income (loss) to GAAP net income (loss) and why the Company considers them useful, see the reconciliation of non-GAAP measures accompanying this release.

"We accelerated our growth with increases in both revenue and adjusted EBITDA during the fourth quarter of 2014," stated Kevin Miles, President and Chief Executive Officer of Zoës Kitchen. "We believe that our results, led by our 20th straight quarter of comparable restaurant sales growth, reflect our positioning as both a leading lifestyle brand and the dominant player in the Mediterranean fast casual space."

Miles added, "We remain excited by the health of our business and continue to grow and strengthen our brand through investments in our people, differentiated menu, and operational excellence. New restaurants continue to be key contributors to our growth, and our development pipeline is strong, with between 31 and 33 restaurants scheduled to open this year."

Fourth Quarter 2014 Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 39.5% to $40.0 million in the twelve weeks ended December 29, 2014, from $28.7 million in the twelve weeks ended December 30, 2013. Restaurant sales for the twelve weeks ended December 29, 2014 were $39.9 million, an increase of 39.9% from the twelve weeks ended December 30, 2013.

Comparable restaurant sales increased 7.8% during the twelve weeks ended December 29, 2014, consisting of a 3.9% increase in transactions and a 2.7% increase in product mix, combined with a 1.2% increase in price. The comparable restaurant base includes those restaurants open for 18 periods or longer and included 81 restaurants as of December 29, 2014.

Restaurant contribution increased 43.3% to $7.4 million in the twelve weeks ended December 29, 2014, from $5.2 million in the twelve weeks ended December 30, 2013. As a percentage of restaurant sales, restaurant contribution margin increased 40 basis points to 18.5% as higher commodity pricing driven by beef and poultry was more than offset by lower store level operating expenses driven by the timing of marketing expenses and leverage on strong comparable restaurant sales.

Net loss for the twelve weeks ended December 29, 2014 was $1.6 million, or $0.08 per basic and diluted share, compared to a net loss of $3.1 million, or $0.25 per basic and diluted share, for the twelve weeks ended December 30, 2013. Net loss for the twelve weeks ended December 29, 2014 included $0.3 million of non-capitalized offering related expenses from a November 2014 common stock offering.

Adjusted net loss was $0.7 million, or $0.03 per basic and diluted share, for the twelve weeks ended December 29, 2014, compared to adjusted net loss of $1.3 million or $0.06 per basic and diluted share, for the twelve weeks ended December 30, 2013.

2014 Fiscal Year Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 47.6% to $171.7 million in the fifty-two weeks ended December 29, 2014, from $116.4 million in the fifty-two weeks ended December 30, 2013. Restaurant sales for the fifty-two weeks ended December 29, 2014 were $171.3 million, an increase of 48.0% from the fifty-two weeks ended December 30, 2013.

Comparable restaurant sales increased 6.7% during the fifty-two weeks ended December 29, 2014, consisting of a 2.6% increase in transactions and a 2.6% increase in product mix, combined with a 1.5% increase in price. The comparable restaurant base includes those restaurants open for 18 periods or longer and included 81 restaurants as of December 29, 2014.

Restaurant contribution increased 48.1% to $34.2 million in the fifty-two weeks ended December 29, 2014, from $23.1 million in the fifty-two weeks ended December 30, 2013. As a percentage of restaurant sales, restaurant contribution was flat at 20.0% as the Company experienced higher commodity pricing driven by beef and poultry, offset by the leverage of strong comparable restaurant sales coupled with improvements in labor.

Net loss for the fifty-two weeks ended December 29, 2014 was $10.0 million, or $0.58 per basic and diluted share, compared to a net loss of $3.7 million, or $0.30 per basic and diluted share, for the fifty-two weeks ended December 30, 2013.

Adjusted net income was $0.4 million, or $0.02 per diluted share, for the fifty-two weeks ended December 29, 2014, compared to adjusted net loss of $0.4 million or $0.02 per diluted share, for the fifty-two weeks ended December 30, 2013.

Development
The Company opened six restaurants during the twelve weeks ended December 29, 2014. For the fifty-two weeks ended December 29, 2014, the Company opened 30 restaurants and acquired five franchised restaurants. As of December 29, 2014, there were 129 Company-owned restaurants and three franchised restaurants. As of March 11, 2015, the Company has opened seven additional restaurants, bringing the total Company-owned restaurant count to 136 and the total franchise restaurant count to three.

FY 2015 Outlook
For the year ending December 28, 2015, the Company currently expects the following:

•	Restaurant sales between $215.0 million and $220.0 million.

•	Royalty and franchise fees of approximately $0.2 million.

•	Comparable restaurant sales growth of 4.0% to 6.0%.

•	31 to 33 Company-owned restaurant openings.

•	Restaurant contribution margin between 19.7% and 20.2%, as a percentage of restaurant sales.

•	General and administrative expenses of $24.7 million (inclusive of $1.3 million of equity-based compensation expense).

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its fourth quarter and fiscal year 2014 financial results today at 5:00 PM Eastern Time. Hosting the conference call will be Kevin Miles, President and Chief Executive Officer, and Jason Morgan, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13602678. The replay will be available until Wednesday, March 18, 2015.

The conference call will also be webcast live from the Company’s corporate website at www.zoeskitchen.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

Definitions
The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales comparisons for the comparable Company-owned restaurant base. A restaurant becomes comparable in its 18th full fiscal period of operation. The Company presents comparable restaurant sales on a calendar-adjusted basis that aligns current year sales weeks with comparable sales weeks in the prior year. As a result, our comparable restaurant sales calculation may not correspond exactly to the related fiscal periods.

Restaurant contribution is defined as restaurant sales less restaurant operating costs, which are cost of sales, labor, and store operating expenses. Restaurant contribution margin is restaurant contribution as a percentage of restaurant sales.

EBITDA, a non-GAAP measure, is defined as net income (loss) before interest, income taxes and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, is defined as EBITDA plus equity-based compensation expense, management and consulting fees, asset disposals, loss on interest cap, loss on extinguishment of debt, non-capitalized offering related expenses, executive relocation expenses, and pre-opening costs.

Adjusted net income (loss), a non-GAAP measure, is defined as net income (loss) adjusted as if the IPO occurred on January 1, 2013. Adjusted net income (loss) is defined as net income (loss) plus equity-based compensation expense, management and consulting fees, loss on extinguishment of debt, 2011 Credit Facility interest expense, deferred financing costs, non-capitalized offering related expenses, executive relocation expenses, and the provision for income taxes; less previously capitalized interest and an estimated tax rate of 38%.

Adjusted weighted average shares, is based on the number of shares outstanding at the date of the IPO as if all shares had been outstanding as of January 1, 2013.

Our first fiscal quarter consists of sixteen weeks and each of our second, third and fourth fiscal quarters consists of twelve weeks, except for a fifty-three week year when the fourth quarter has thirteen weeks.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant concept serving a distinct menu of fresh, wholesome, Mediterranean-inspired dishes delivered with Southern hospitality. With 139 locations in 15 states across the United States, Zoës Kitchen aims to deliver goodness to its customers by providing simple, tasty and fresh Mediterranean meals, inspired by family recipes, and made from scratch daily.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.zoeskitchen.com or upon request from Zoës Kitchen.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted net income (loss), and Adjusted weighted average shares (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Zoe's Kitchen, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 29, 2014	December 30, 2013	December 29, 2014	December 30, 2013
Revenue
Restaurant sales	$39,940	$28,539	$171,256	$115,748
Royalty fees	74	137	477	637
Total revenue	40,014	28,676	171,733	116,385
Restaurant operating costs:
Cost of sales (excluding depreciation and amortization)	13,042	9,133	56,843	38,063
Labor	11,962	8,478	48,300	32,810
Store operating expenses	7,551	5,775	31,919	21,780
General and administrative expenses	5,038	4,116	26,744	13,171
Depreciation	2,261	1,580	8,900	5,862
Amortization	414	549	1,573	1,601
Pre-opening costs	505	602	2,109	1,938
Loss from disposal of equipment	51	20	144	175
Total operating expenses	40,824	30,253	176,532	115,400
Income (loss) from operations	(810)	(1,577)	(4,799)	985
Other expenses:
Interest expense, net	650	1,052	3,535	4,019
Loss on extinguishment of debt	—	—	978	—
Loss on interest cap	—	7	6	25
Total other expenses	650	1,059	4,519	4,044
Loss before provision for income taxes	(1,460)	(2,636)	(9,318)	(3,059)
Provision for income taxes	136	462	699	656
Net loss	$(1,596)	$(3,098)	$(10,017)	$(3,715)

Net loss per share, basic and diluted	$(0.08)	$(0.25)	$(0.58)	$(0.30)
Weighted average shares outstanding, basic and diluted	19,275	12,561	17,410	12,561

Zoe's Kitchen, Inc. and Subsidiaries
Consolidated Statements of Operations
Margin Analysis

The following table sets forth the percentage relationship to total revenue, except where otherwise indicated, for certain items included in the Company's consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 29, 2014	December 30, 2013	December 29, 2014	December 30, 2013
Revenue:
Restaurant sales	99.8%	99.5%	99.7%	99.5%
Royalty fees	0.2%	0.5%	0.3%	0.5%
Total revenue	100.0%	100.0%	100.0%	100.0%
Restaurant operating costs (1):
Cost of sales (excluding depreciation and amortization)	32.7%	32.0%	33.2%	32.9%
Labor	29.9%	29.7%	28.2%	28.3%
Store operating expenses	18.9%	20.2%	18.6%	18.8%
General and administrative expenses	12.6%	14.4%	15.6%	11.3%
Depreciation	5.7%	5.5%	5.2%	5.0%
Amortization	1.0%	1.9%	0.9%	1.4%
Pre-opening costs	1.3%	2.1%	1.2%	1.7%
Loss from disposal of equipment	0.1%	0.1%	0.1%	0.2%
Total operating expenses	102.0%	105.5%	102.8%	99.2%
Income (loss) from operations	(2.0)%	(5.5)%	(2.8)%	0.8%
Other expenses:
Interest expense, net	1.6%	3.7%	2.1%	3.5%
Loss on extinguishment of debt	—%	0.0%	0.6%	0.0%
Loss on interest cap	0.0%	0.0%	0.0%	0.0%
Total other expenses	1.6%	3.7%	2.6%	3.5%
Loss before provision for income taxes	(3.6)%	(9.2)%	(5.4)%	(2.6)%
Provision for income taxes	0.3%	1.6%	0.4%	0.6%
Net loss	(4.0)%	(10.8)%	(5.8)%	(3.2)%

(1) As a percentage of restaurant sales.

Zoe's Kitchen, Inc. and Subsidiaries
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant count data)

	As of
	December 29, 2014	December 30, 2013
Balance Sheet Data:
Cash and cash equivalents	$29,390	$1,149
Total assets	178,661	120,064
Total debt (1)	23,568	61,650
Total liabilities	57,392	86,485
Total stockholders' equity	121,269	33,579

(1) Includes $23.3 million and $19.9 million of deemed landlord financing as of December 29, 2014 and December 30, 2013, respectively.

	Quarter Ended
	December 29, 2014	October 6, 2014	July 14, 2014	April 21, 2014	December 30, 2013	October 7, 2013
Selected Operating Data:
Company-owned restaurants at end of period	129	120	116	109	94	85
Franchise-owned restaurants at end of period	3	6	6	6	8	8
Company-owned:
Comparable restaurant sales	7.8%	5.9%	7.5%	5.7%	3.8%	7.7%
Units in the comparable base	81	78	70	63	55	52

Zoe's Kitchen, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA (non-GAAP presentation)
(in thousands)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 29, 2014	December 30, 2013	December 29, 2014	December 30, 2013

Adjusted EBITDA:
Net loss, as reported	$(1,596)	$(3,098)	$(10,017)	$(3,715)
Depreciation and amortization	2,675	2,129	10,473	7,463
Interest expense, net	650	1,052	3,535	4,019
Provision for income taxes	136	462	699	656
EBITDA	1,865	545	4,690	8,423
Asset disposals and loss on interest cap (1)	51	27	150	200
Management and consulting fees (2)	—	84	113	264
Equity-based compensation expense (3)	87	14	6,332	74
Loss on extinguishment of debt (4)	—	—	978	—
Pre-opening costs (5)	505	602	2,109	1,938
Offering related expenses (6)	287	—	1,463	—
Executive relocation expenses (7)	—	—	170	—
Adjusted EBITDA	$2,795	$1,272	$16,005	$10,899

(1) Represents costs related to loss on disposal of equipment and gain (loss) on interest cap.
(2) Represents fees payable to Brentwood Associates pursuant to the Corporate Development and Administrative Services Agreement dated October 31, 2007, and fees payable to Greg Dollarhyde pursuant to a consulting agreement entered into on March 22, 2011. Both agreements were terminated prior to the completion of the IPO.

(3) Represents equity-based compensation expense associated with the accelerated vesting of stock and stock options at the date of the IPO.
(4) Represents the remaining deferred financing costs, loan administrative fee, and interest rate contract that were written off with the repayment of the 2011 Credit Facility.
(5) Represents expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.
(6) Represents fees and expenses that were incurred, but not capitalized, in relation to our IPO completed on April 16, 2014, and our follow-on offerings completed on August 19, 2014, and November 19, 2014.

(7) Represents costs associated with the relocation packages of an executive.

Zoe's Kitchen, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted Net Income (Loss) (non-GAAP presentation)
(in thousands, except per share data)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 29, 2014	December 30, 2013	December 29, 2014	December 30, 2013

Adjusted net income (loss):
Net loss, as reported	$(1,596)	$(3,098)	$(10,017)	$(3,715)
Credit Facility interest expense (1)	—	508	787	2,062
Capitalized interest (2)	—	(44)	(38)	(194)
Loss on extinguishment of debt (3)	—	—	978	—
Deferred financing expense (4)	—	55	78	205
Management fees (5)	—	84	113	264
Equity-based compensation expense (6)	87	14	6,332	74
Offering related expenses (7)	287	—	1,463	—
Executive Relocation Expenses (8)	—	—	170	—
Provision for income taxes (9)	136	462	699	656
Pre-tax Adjusted net income (loss)	(1,086)	(2,019)	565	(648)
Estimated tax provision (benefit) (9)	(413)	(767)	215	(246)
Adjusted net income (loss)	$(673)	$(1,252)	$350	$(402)

Adjusted net income (loss) per share:
Basic	$(0.03)	(0.06)	$0.02	(0.02)
Diluted	$(0.03)	$(0.06)	$0.02	$(0.02)
Adjusted weighted average shares outstanding:
Basic (10)	19,292	19,292	19,292	19,292
Diluted (10)	19,292	19,292	19,458	19,292

(1) Represents interest expensed on outstanding balances for the 2011 Credit Facility. Adjusted effect shown as if balance were repaid as of January 1, 2013.
(2) Represents capitalized interest on capital projects that would not have been incurred due to repayment of the 2011 Credit Facility.
(3) Represents the remaining deferred financing costs, loan administrative fee, and interest rate contract that were written off with the repayment of the 2011 Credit Facility.
(4) Represents the deferred financing expense associated with our 2011 Credit Facility.
(5) Represents fees payable to Brentwood Associates pursuant to the Corporate Development and Administrative Services Agreement dated October 31, 2007, and fees payable to Greg Dollarhyde pursuant to a consulting agreement entered into on March 22, 2011. Both agreements were terminated prior to the completion of the IPO.

(6) Represents equity-based compensation expense associated with the accelerated vesting of stock and stock options at the date of the IPO.
(7) Represents fees and expenses that were incurred, but not capitalized, in relation to our IPO completed on April 16, 2014, and our follow-on offerings completed on August 19, 2014, and November 19, 2014.

(8) Represents costs associated with the relocation packages of an executive.
(9) For comparability the provision for taxes is added back to arrive at pre-tax adjusted net loss; then an estimated 38% tax rate is applied to arrive at adjusted net income.
(10) Basic shares are based on the number of shares outstanding as of December 29, 2014, as if all shares had been outstanding as of January 1, 2013.